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                                                                  EXHIBIT 12.2

                                 OLYMPIC FINANCIAL LTD.
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              AND PREFERRED STOCK DIVIDENDS
                                (DOLLARS IN THOUSANDS)


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
                                                                                                                      PERIOD FROM
                                                                                                                     MARCH 8, 1990
                                               NINE MONTHS ENDED                                         SIX MONTHS     (DATE OF
                                                 SEPTEMBER 30,            YEAR ENDED DECEMBER 31,          ENDED      INCORPORATION)
                                              -------------------- ------------------------------------  DECEMBER 31,  TO JUNE 30,
                                                 1996      1995      1995      1994     1993     1992      1991           1991
COMPUTATION OF INCOME:                        --------- ---------- -------- --------  --------  -------  ----------- ---------------
Income (loss) before income taxes and
  extraordinary item........................  $  68,656 $  31,786  $ 48,835 $  6,030  $  1,395  ($1,342)  ($1,158)      ($1,525)
Capitalized interest........................       ----      ----      ----     ----      ----     ----      ----          ----
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
Income before income taxes and
  capitalized interest......................     68,656    31,786    48,835    6,030     1,395   (1,342)   (1,158)       (1,525)
Fixed charges...............................     19,434    12,049    17,789    5,670     1,946      896        96           191
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
Total income (loss) for computation.........  $  88,090 $  43,835  $ 66,624 $ 11,700  $  3,341    ($446)  ($1,062)      ($1,334)
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed
  representative of interest (a)............  $     826 $     425  $    614 $    284  $    129  $    68  $     24    $      30
INTEREST:
Interest on long-term debt..................     15,681    10,660    15,529    5,254     1,734      740      ----          ----
Interest other than funding of purchase
  of auto loans.............................      2,030       446       945      112        63       70        70            58
Amortization of debt
  placement.................................        897       518       701       20        20       18         2           103
Capitalized interest........................       ----      ----      ----     ----      ----     ----      ----          ----
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
Total fixed charges.........................  $  19,434 $  12,049  $ 17,789 $  5,670  $  1,946  $   896  $     96    $      191
Preferred stock dividends in a pre-tax basis      1,921     2,795     3,688    3,286       192     ----      ----          ----
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
Total combined fixed charges and preferred
 stock dividends                              $ 21,355  $  14,844  $ 21,477 $  8,956  $  2,138  $   896  $     96    $       191
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
Ratio of earnings to combined fixed charges
  and preferred stock dividends                  4.13x      2.95x     3.10x     1.31x    1.56x    ----       ----          ----
Dificiency in earnings to combined fixed
  charges and preferred stock dividends ..    $   ----        ----     ----     ----      ----  $(1,342) $  ($1,58)  $   ($1,525)

ADDITIONAL INFORMATION:
Net rental expense..........................  $   2,479 $   1,274  $  1,842 $    861  $    391  $   207  $     73    $       91
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------
                                              --------- ---------- -------- --------  --------  -------  ----------- ---------------

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(a)   Portion of rental deemed representative of interest equals one third of rental expense.